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FOR IMMEDIATE RELEASE

 ENERJEX RESOURCES APPOINTS CHIEF FINANCIAL OFFICER

<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />OVERLAND PARK, KAN. (July 23, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) has announced that Dierdre “Dede” P. Jones, Director of Finance and Accounting, has been promoted to Chief Financial Officer for the oil and natural gas company.

Jones has been the Company’s Director of Finance and Accounting since August 2007. From May 2007 through August 2007, she provided independent consulting services to the Company, primarily in the testing and implementation of financial accounting and reporting software. Ms. Jones holds the professional designations of Certified Public Accountant and Certified Internal Auditor.

Prior to joining EnerJex, Ms. Jones held management positions for several years with UtiliCorp United Inc. (Aquila), and served three years in public accounting with Arthur Andersen & Co. She graduated with distinction from the University of Kansas with a B.S. in Accounting and Business Administration.

Steve Cochennet, EnerJex Resources CEO, stated, “I have known and worked with Dede for more than 15 years and we are very fortunate to have someone with her talent and integrity to serve as our Chief Financial Officer. With EnerJex’s rapid growth in an industry with extensive reporting and regulatory requirements, it is imperative we have someone with the inherent skills to manage that process and support that growth.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. EnerJex’s principal strategy is to focus on the acquisition of oil and natural gas mineral leases that have existing production and cash flow. Once such leases are acquired, EnerJex implements an accelerated development program utilizing capital resources, a regional operating focus, an experienced management and technical team, and enhanced recovery technologies to attempt to increase production and increase returns for its stockholders. EnerJex’s oil and natural gas acquisition and development activities are currently focused in Eastern Kansas.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

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For further information contact:
Debbie Hagen, Investor Relations
913-642-3715 or dhagen@hagenandpartners.com

Or

Tony Schor or Lindsay Kenoe

Investor Awareness, Inc.

847-945-2222

www.investorawareness.com